Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

August 20, 2008

To the Board of Directors of
Sillenger Exploration Corp.
Burnaby, BC, Canada

To Whom It May Concern:

Consent of Accountant

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form S-1/A No. 1 Registration Statement under the Securities Act of 1933, of our report dated April 30, 2008, relating to the financial statements of Sillenger Exploration Corp., a Nevada Corporation, for the periods ending February 29, 2008 and 2007.  We also consent to being named as an expert in said filing.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC